Vaccine Adjuvant

ImmuneRegen
IR BIOSCIENCES HOLDINGS, INC.

Background and Mechanism

Two central factors involved in the mechanisms of action for adjuvants in enhancing the immunogenicity of an antigen include T-cell proliferation and activation, as well as antigen-presenting cell (APC) mobilization and activation. Importantly, both T-cells and APCs (dendritic cells and Langerhans' cells) have been found to express the neurokinin-1 receptor (NK1-R).

Antigens, depending on their chemical nature, are processed by different pathways within the immune system and this phenomenon may underlay Homspera's adjuvant activity. Intracellular pathogens, such as viruses and some bacteria, replicate within the cellular cytoplasm and are processed and presented by MHC class I molecules (present on nearly all cells in the body) to CD8+ T-cells. Pathogens processed via this pathway typically induce the T_H1-associated, cell-mediated immune response that is marked by IFN-γ release. Alternatively, antigens such as bacteria and proteins from extracellular pathogens are taken up (mostly by phagocytic macrophages and B cells of the hematopoietic system) into endocytic vesicles that fuse intracellularly with endosomes and lysosomes enabling antigen digestion. The resulting antigen-derived immunogens are subsequently processed and presented by MHC class II molecules to CD4+ T cells. Pathogens processed via this pathway typically induce the T_H2-mediated, humoral immune response that is marked by interleukin-4 (IL-4) release.



Intracellular Bacterial Antigen Driven
Cell-mediated Immunity and Inflammation
Extracellular Allergen Antigen Driven
Antibody-mediated Immunity
Macrophage
B cell
Dendritic cell
APC Antigen Presenting Cell
NK cells
Mast cell basophil
Eosinophils
IgE
IL-2
IL-4
IL-12
IFN-γ
IL-5
IL-6
IL-10
CD4
CD62L
CD28

Findings

Homspera induces T_H1 and T_H2-mediated responses

- Homspera elicits an increase in antibody responses via intranasal (IN) and subcutaneous (SQ) modes of administration (see figures below)
- Peer-reviewed literature demonstrates that the active ingredient in Homspera (Sar^9, $Met(O_2)^{11}$-Substance P) is capable of the following:
  - Stimulates the loading of antigens into APCs
  - Activates APCs to migrate to the skin-draining lymph nodes
  - Suggests stimulation of T cell proliferation
  - Induces strong cytotoxic T-lymphocyte (CTL) responses
  - Increases the expression of both T_H1 (IFN-γ) and T_H2 cytokines (IL-4)



Total IgG for H1N1-Vaccinated Mice
H1N1 (IP)
H1N1 (IP) + Homspera (IN)
anti-H1N1 Titers
Weeks post-injection

Homotypic antibody titers in animals vaccinated with H1N1 influenza vaccine increase in the presence of Homspera.



Total IgG for OVA-Vaccinated Mice
OVA (SQ)
OVA + Homspera (SQ)
anti-OVA Titers
120000
100000
80000
60000
40000
20000
0
Day -1
Day 27
Day 42
Day 56
Days Post-Vaccination

Homspera increases OVA-specific antibody titers in vaccinated animals.

Picture adapted from: www.bdbiosciences.ca/pdfs/pint_support/Th1-Th2_Pathway.pdf